Exhibit 4.7


                STOCK OPTION GRANT AND AGREEMENT

                    HOME FEDERAL SAVINGS BANK

     THIS STOCK OPTION GRANT AND AGREEMENT ("Agreement"), being made according to and subject to the terms and conditions of the HOME FEDERAL SAVINGS BANK EMPLOYEE STOCK OPTION PLAN ("Plan"), a copy of which is attached and is hereby incorporated by reference and made a part of this Agreement, is herein executed, granted, and effective the ______ day of _______________, between Home Federal Savings Bank ("Home Federal") and ___________________ ("Optionee"):

     1. Grant. As of the above date, Home Federal hereby grants: (i) an incentive stock option (as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended) on ______ shares of Common Stock of Home Federal to the Optionee at the price stated in this Agreement; and (ii) a nonqualified stock option on ________ shares of Common Stock of Home Federal to the Optionee at the price stated in this Agreement.

     The options(s) granted under this section and as described in this entire Agreement is (are) in all respects subject to and conditioned by the terms, definitions, and provisions of this Agreement and the Plan which was adopted by the Board of Directors of Home Federal on August 13, 1992, and approved by the shareholders on October 22, 1992.

     2.     Price.  The option price is $______ for each share.

     3. Exercise of Option. The option(s) granted under this Agreement shall be exercisable pursuant to the terms of the Plan and subject to such conditions and provisions as prescribed by Home Federal and set forth below:

            (a)     Right to Exercise:  There are no other
     terms and conditions imposed on the Optionee's right to exercise his options other than those imposed in the Plan except as stated below by Home Federal:

     ___________________________________________________________
     ___________________________________________________________
     ___________________________________________________________
     ___________________________________________________________

            (b) Annual Installments: The incentive stock options can be exercised in annual installments as follows:

     ______________ shares beginning on _________________________
     ______________ shares beginning on _________________________
     ______________ shares beginning on _________________________
     ______________ shares beginning on _________________________
     ______________ shares beginning on _________________________

     The nonqualified options can be exercised in annual installments as follows:

     ______________ shares beginning on _________________________
     ______________ shares beginning on _________________________
     ______________ shares beginning on _________________________
     ______________ shares beginning on _________________________
     ______________ shares beginning on _________________________

     The right to exercise the option(s) in annual installments shall be cumulative.

            (c) Method of Exercise: The options under this Agreement shall be exercisable by a written notice to the Secretary of Home Federal, a copy of which is attached hereto, which shall:

                    (1)     State the election to exercise the
          option, the number of shares in respect of which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address, and social security number;

                    (2)     Contain any such representation and
          agreements as to Optionee's investment interest with respect to such shares of common stock as may be satisfactory to Home Federal's counsel;

                    (3)     Be signed by the person entitled to
          exercise the option and, if the option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for Home Federal, of the right of such person or persons to exercise the option;

                    (4)     Payment of the purchase price of any
          shares with respect to which the option is being exercised shall be in form acceptable to the Committee pursuant to Section 5(b) of the Plan and shall be delivered with the notice of exercise.

            (d) Restrictions on Exercise: As a condition to his exercise of this option, Home Federal requires that the person exercising this option make representations and warranties to Home Federal as may be required by any applicable law or regulation, as well as the filing of all required documents as described in Section 8(b) of the Plan.

     4. Non-transferability of Option. This option may not be transferred in any manner otherwise than by will or the laws of descent or distribution and may be exercised during the life of the Optionee only by him. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, and assigns of the Optionee.

     5. Investment Purpose. This option may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. Optionee, as a condition to his exercise of the option granted under this Agreement, shall represent to Home Federal that the shares of Home Federal which he acquires hereunder are being acquired by him for investment and not with a present view to distribution or release, unless counsel for Home Federal is then of the opinion that such a representation is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

     6. Expiration of Option. This option shall expire on __________________, subject to partial expiration as set forth in
Section 3(b) of this Grant.

     7. Escrow. All stock purchased pursuant to the option which qualifies for incentive stock options shall be held in escrow for a period which ends on the later of (i) two years from the date of the granting of the option or (ii) one year after the transfer of the stock in event of the exercise of the option.
The stock shall be held by Home Federal or its designee. The employee who has exercised the option shall have all rights of a stockholder, including but not limited to the rights to vote, receive dividends and sell the stock. The sole purpose of the escrow is to inform Home Federal of the disqualifying disposition of the stock within the meaning of Section 422 of the Internal Revenue Code of 1986, and it shall be administered solely for this purpose.

     8. Resolution of Disputes. Any dispute or disagreement which should arise under, or a result of, or in any way relate to, the interpretation, construction, or application of this Agreement will be determined by the Committee designated in
Section 2 of the Plan. Any determination made hereunder shall be final, binding, and conclusive for all purposes.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above-written.

                                   HOME FEDERAL SAVINGS BANK


                                   By: __________________________

                                   Date: ________________________

                                   OPTIONEE:

                                   ______________________________
                                   Date: